Exhibit 5.1

Top Ships Inc. 1 Vas. Sofias and Meg. Alexandrou Street 151 24 Maroussi, Greece

Our Reference 32408.50008/US/80849336v2

February 16, 2023

Top Ships Inc.: Exhibit 5.1 Opinion

Ladies and Gentlemen:

We have acted as counsel to Top Ships Inc., a Marshall Islands corporation (the “Company”), in connection with the Company’s offering of up to 10,045,185 units (the “Units”) each unit consisting of (i) one common share, par value $0.01 per share (each, a “Common Share”) of the Company (collectively, the “Unit Shares”) or one pre-funded warrant to purchase one Common Share at an exercise price equal to $0.0001 per Common Share (“Pre-Funded Warrants,” and the Common Shares issuable upon exercise thereof, the “Pre-Funded Warrant Shares”) and (ii) one warrant to purchase one Common Share (the “Purchase Warrants,” and together with the Pre-Funded Warrants, the “Warrants,” and the Common Shares issuable upon exercise thereof, the “Purchase Warrant Shares,” together with the Pre-Funded Warrant Shares, the “Warrant Shares”, and together with the Warrants and Common Shares, the “Securities”). The Company registered the issuance of the Securities on Form F-3 (File No. 333-267170) declared effective by the U.S. Securities and Exchange Commission (the “Commission”), pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”) on September 13, 2022 the “Registration Statement”), including (a) a prospectus included therein (the “Base Prospectus”) and (b) a prospectus supplement thereto dated February 14, 2023 (the “Prospectus Supplement”).

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(a)	the Registration Statement, the Base Prospectus, and the Prospectus Supplement;

(b)	the securities purchase agreement (the “Purchase Agreement”) dated February 14, 2023 made between the Company and the purchasers named therein relating to the issuance and sale of the Securities;

(c)	the form of Purchase Warrants and Pre-Funded Warrants;

(d)	the Company’s third amended and restated articles of incorporation and the amended and restated bylaws of the Company (each as amended to date, the “Articles” and “Bylaws”); and

(e)	such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

In such examination, we have assumed (a) the legal competence or capacity of persons or entities (other than the Company) to complete the execution of documents, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinions set forth herein are true, correct and complete, and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. We have also assumed the power, authority and legal right of all parties (other than the Company) to the Purchase Agreement to enter into and perform their respective obligations thereunder, and the due authorization, execution and delivery of the Purchase Agreement by such parties. We have further assumed the validity and enforceability of the Purchase Agreement under all applicable laws other than the law of the Republic of the Marshall Islands and the State of New York. As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Company and of public officials, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

We have assumed that the Company will, at the time of any issuance of Warrant Shares, have a sufficient number of authorized but unissued shares of common stock pursuant to its Articles to so issue the relevant number of Warrant Shares. We have also assumed that, at or prior to the time of the delivery of any of the Warrant Shares, there will not have occurred any change in the law or the facts affecting the validity of the Warrant Shares.

This opinion letter is limited to Marshall Islands law and New York law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

1.	The Securities have been duly authorized by the Company.

2.	The Unit Shares, when issued, sold and paid for in accordance with the terms of the Articles and Bylaws, the Registration Statement, the Base Prospectus, and the Prospectus Supplement, will be validly issued, fully paid, and nonassessable.

3.	Assuming each of the Warrants is issued and delivered as contemplated in the Purchase Agreement, the Registration Statement, the Base Prospectus, and the Prospectus Supplement, the relevant Warrant Shares, when issued, delivered and paid for upon the exercise of such Warrants in accordance with their respective terms, will be validly issued, fully paid and non-assessable.

4.	When the Units and Warrants are issued and delivered as contemplated in the Purchase Agreement, the Registration Statement, the Base Prospectus, and the Prospectus Supplement, the Units and Warrants will constitute valid and legally binding obligations of the Company in accordance with their terms, except as the enforcement thereof (i) may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, fraudulent obligation, moratorium or other similar laws affecting generally the enforceability of creditors’ rights and remedies or the collection of debtor’s obligations from time to time in effect, and (ii) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including the application of principles of good faith, fair dealing, course of dealing, course of performance, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles, or other law relating to or affecting creditors’ rights generally and general principles of equity.

We consent to the incorporation by reference of this opinion to the Registration Statement, the discussion of this opinion in the Registration Statement and the Prospectus Supplement, and the references to our firm in the Base Prospectus and the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP